Exhibit 10.1

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Beginning June 15, 2015, all of our non-employee directors will be paid the following compensation for service on the Board and Board Committees:

●	An annual director fee in each fiscal year of $45,000 ($55,000 for our board chairman), which is paid in equal quarterly installments on the first day of each fiscal quarter;

●	An annual audit committee member fee in each fiscal year of $7,500 ($15,000 for our audit committee chairman), which is paid in equal quarterly installments on the first day of each fiscal quarter;

●
An annual compensation committee member fee in each fiscal year of $5,000 ($10,000 for our compensation committee chairman), which is paid in equal quarterly installments on the first day of each fiscal quarter;

●
An annual nominating and corporate governance committee member fee in each fiscal year of $3,500 ($7,000 for our nominating and corporate governance committee chairman), which is paid in equal quarterly installments on the first day of each fiscal quarter;

●
An annual grant of 10,000 stock options (25,000 stock options in the initial year), which vest one-year after the grant date and are exercisable for a period of ten years, issued on the first day of each fiscal year; and

●	Reimbursement of travel and related expenses for attending Board and Committee meetings, as incurred.